UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2022

Apollo Debt Solutions BDC

(Exact name of Registrant as specified in its charter)

Delaware	814-01424	86-1950548
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street New York, New York		10019
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 11, 2022, Apollo Debt Solutions BDC (the “Company”) entered into a senior secured, multi-currency, revolving credit facility (the “Facility”). The aggregate lender commitments under the Facility are $1.835 billion and the Company may seek additional commitments from new and existing lenders in the future, up to an aggregate facility size not to exceed approximately $2.753 billion. The scheduled maturity date of the Facility is March 11, 2027.

Loans under the Facility denominated in US dollars will bear interest, at the Company’s option, at the base rate plus a spread of 0.75% to 0.875% or the term SOFR rate plus a credit spread adjustment of .10% and spread of 1.75% to 1.875%, in each case, with such spread being determined based on the total amount of the Gross Borrowing Base relative to the total Covered Debt Amount, as of the date of determination. Loans under the Facility denominated in currencies other than US dollars will bear interest at certain local rates consistent with market standards. Interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of the applicable interest period in the case of loans bearing interest at the term SOFR rate (or at each three month interval in the case of loans with interest periods greater than three months). The Company is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

Under the Facility, the Company has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar revolving credit facilities. Pursuant to the Facility, the Company will not permit the Shareholders’ Equity to be less than the sum of (i) $950,000,000 and (ii) the greater of (x) zero and (y) 25% of the net proceeds of the sale of common equity interests after the effective date (other than proceeds of any distribution or dividend reinvestment plan) less certain amounts disbursed in connection with such sale. The Company also will not permit its Asset Coverage Ratio to be less than 1.50 to 1.0 at any time. The Facility also includes usual and customary events of default for senior secured revolving credit facilities of this type.

Borrowings under the Facility (and the incurrence of certain other permitted debt) will be subject to compliance with a Borrowing Base that applies different advance rates to different types of assets in the Company’s portfolio. The advance rate applicable to any specific type of asset in the Company’s portfolio depends on the relevant asset coverage ratio as of the date of determination. Borrowings under the Facility continue to be subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

Terms used in the foregoing paragraphs have the meanings set forth in the Facility. The description above is only a summary of the material provisions of the Facility and does not purport to be complete and is qualified in its entirety by reference to the provisions in such Facility, which is attached hereto as Exhibit 10.1

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description

10.1	Senior Secured Revolving Credit Agreement dated March 11, 2022, between Apollo Debt Solutions BDC, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO DEBT SOLUTIONS BDC

Date: March 15, 2022	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Chief Legal Officer and Secretary